Exhibit 10.11

FIRSTENERGY NUCLEAR OPERATING COMPANY REPLACEMENT
2017 LONG-TERM INCENTIVE PROGRAM (LTIP)

For employees of FirstEnergy Nuclear Operating Company and its subsidiaries (“FENOC” or “Company”), this FirstEnergy Solutions Corp. Replacement 2017 Long-Term Incentive Program (“LTIP”) supersedes and replaces their participation in the FirstEnergy Corp. 2015 Incentive Compensation Plan, (“FE ICP”) which was effective May 19, 2015. While no additional grants will be made to FENOC employees under the FE ICP, any awards previously issued under the FE ICP and/or the FirstEnergy Corp. 2007 Incentive Compensation Plan shall continue in full force and effect.

PURPOSE OF PROGRAMS

The LTIP provides cash incentive awards to employees of FENOC whose contributions support the successful achievement of Financial and Operational Key Performance Indicators (“KPIs”) of FENOC.

ELIGIBILITY

The FENOC Board of Directors may, from time to time, select FENOC non-represented full-time employees to participate in the LTIP. Upon the recommendation of the FENOC Board of Directors, the FirstEnergy Board of Directors will review and make the final selection regarding participation for anyone who is a Section 16 Insider.

To be eligible, newly hired employees must be on the payroll prior to February 15th of the applicable performance period. Employees transferring to the Company from another FirstEnergy Corp. affiliate may be eligible for a full award or a pro-rated award as determined by the FENOC Board of Directors.

Eligible employees who voluntarily resign during the performance period (other than retirement under the provisions of the FirstEnergy Corp. Master Pension Plan – “Pension Plan”) or are discharged for cause at any time during a plan year forfeit payment due under their LTIP award. An eligible employee who accepts a position with another affiliate of FirstEnergy Corp. prior to receipt of any payment under the LTIP, shall forfeit their entire award hereunder, but shall be issued a new award for the applicable Performance Period under either the FirstEnergy Corp. 2015 Incentive Compensation Plan or the FirstEnergy Solutions Corp. Replacement 2017 Long-Term Incentive Program. An eligible employee who accepts a position with another affiliate of FirstEnergy Corp. after receipt of any payment, shall forfeit any further payment hereunder, but shall be considered for a pro-rated award for the applicable Performance Period under either the FirstEnergy Corp. 2015 Incentive Compensation Plan or the FirstEnergy Solutions Corp. Replacement 2017 Long-Term Incentive Program.

PERFORMANCE PERIOD

The performance period for the LTIP will be January 1, 2017 through December 31, 2017, unless otherwise determined by the FENOC Board of Directors.

KEY PERFORMANCE INDICATORS (KPIs)

There are two categories of the 2017 KPI performance measures used in the LTIP: a) the safety and business unit KPI goals (“Operational KPI Goals”) and b) the FENOC and business unit KPI goals related to financial metrics (“Financial KPI Goals”). The KPI Goals are intended to drive the Company’s financial success and the nature, number, weighting and targeted achievement levels of the KPIs are at the discretion of the FENOC Board of Directors, with the approval of the FirstEnergy Compensation Committee (“Committee”).

For the 2017 performance period, payment of LTIP awards is contingent upon FENOC’s level of achievement compared against pre-determined performance goals based on the following KPIs:

Financial – FES, Fossil and Nuclear O&M and Capital Spend
Safety - FES, Fossil & FENOC OSHA incident rate
Nuclear Unit Capability Factor

LTIP INCENTIVE CALCULATION

The incentive target opportunity is determined by multiplying the employee’s base salary (effective as of March 1 of the plan year, as identified in SAP) by one-third1 (1/3) of his/her LTIP target percentage(s). LTIP awards will be determined based on the achievement of the underlying KPIs. Each KPI will have a Threshold, Target and Stretch target opportunity with points associated with each level of achievement. Threshold is determined as 50% of the target opportunity, and stretch is determined as 200% of the target opportunity. Awards are then calculated based on applied KPI weightings as previously approved by the Committee. The total number of points accumulated for the underlying KPI’s will determine the percentage by which the employee’s incentive target opportunity is multiplied to obtain the amount of award, as set forth in the illustrations in Appendix A .

The base salary used in the calculation does not include any other forms of income received during the calendar year (e.g., any types of bonuses, incentive compensation (including the Short-Term Incentive Program, pay adders, licenses or bonuses associated with a license, overtime paid, etc.).

LTIP PAYMENTS

LTIP awards for a given performance period will be paid in cash as follows:

•	50% of the award earned for results for the first and second quarter of the performance period will be calculated and paid no later than the last day in August.

•	50% of the award earned for the results for the third quarter of the performance period will be calculated and paid on or about December 1st.
In March 2018, the results will be recalculated for the entire performance period and the participant will be paid the difference in what was paid in the quarterly payments during the course of the plan year and the award amount recalculated in March 2018. If the participant was provided quarterly payments in excess of the award amount for the entire performance period, then any overpayment shall be deducted from the participant’s FENOC Short Term Incentive Plan (“STIP”) award. Any overpayment in excess of the amount of the participant’s STIP award shall be forgiven.

1 Multiplying an employee’s LTIP target percentage(s) by one-third is to take into account the outstanding awards previously issued to the employee under the FE ICP, and to adjust for the change from a three-year cycle to a oneyear cycle.

SEPARATION OF EMPLOYMENT

Prorated LTIP awards will be paid to eligible employees who have separated employment during the program year due to retirement in accordance with the provisions of the Pension Plan, disability, death, the sale of a facility in which the employee has accepted a job offer from the purchasing entity or under conditions for which the employee qualifies and elects benefits under the FirstEnergy Severance or Executive Severance Benefits Plan, or any replacement for either plan. Awards will also be paid to eligible employees who have worked during the performance period (assuming they meet all of the eligibility rules) and separated on or after January 1, 2018. Any quarterly payment which has not yet been paid to the participant upon their separation of employment will be held until March 2018 where it will be subject to the recalculation for the entire performance period. A participant will be required to repay any overpayment as a result of the recalculation.

TRANSFER TO A NON-ELIGIBLE POSITION

An employee transferring from a plan-eligible position to a position that is not plan eligible, will receive a prorated payout based on full months worked in the performance year. The employee’s base salary in effect on March 1 of the plan year will be used to calculate the award. Any quarterly payment which has not yet been paid to the participant upon their transfer to a non-eligible position will be held until March 2018 where it will be subject to the recalculation for the entire performance period. A participant will be required to repay any overpayment as a result of the recalculation.

ADJUSTMENTS TO LTIP AWARDS

FENOC Board of Directors, together with the Committee, retain the discretion to adjust the LTIP payouts downward regardless of the Company’s actual performance against the Company Financial and Operational KPIs, either on a formula or discretionary basis or a combination of the two, as the FENOC Board of Directors and Committee determine in their joint discretion.

PROGRAM PARAMETERS

The program does not constitute a contract between the Company and any employee nor should anything contained in the program be deemed to give any employee any right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time and to treat the employee without regard to the effect which such treatment might have upon the employee as a participant in the program.

All awards paid under this program shall at all times constitute general unsecured liabilities of the Company, payable out of its own general assets. In no event shall the Company be obliged to reserve any funds or assets to secure the payment of such amounts and nothing contained in the program shall confer upon the participant the right, title or interest in any assets of the Company. The program is not a covered program under the Employee Retirement Income Security Act of 1974 (ERISA); no contributions are required by employees under this program.

DISCRETIONARY ACTION

If the Company files for bankruptcy, any discretionary action or decision which would be made by the Committee or jointly by the Committee and the FENOC Board of Directors hereunder will, after any such bankruptcy filing, be made solely by the FENOC Board of Directors.

PROGRAM QUESTIONS

The program is administered by the FENOC Board of Directors.

Questions regarding the LTIP should be directed to the Executive Compensation Team of the Corporate Human Resources Department.

Questions related to Operational / Departmental KPIs should be directed to the employee’s local management or their local Human Resources representative.

PROGRAM MODIFICATION OR TERMINATION

The program may be amended or terminated at any time by the FENOC Board of Directors and the Committee during the program year. If it is determined that significant unusual events occurred that impacted FENOC’s financial metrics but do not truly reflect its achieved operating results, then the FENOC Board of Directors with the approval of the Committee may, at its discretion during the program year, decrease the amount of any award determined by this program or determine that no awards will be paid.

APPENDIX A

Annual Targets for the FES-Fossil and FENOC R-LTIP 2017 Index

Index Score		FES Fossil and Nuclear O&M and Capital Spend ($M)	Nuclear Unit Capability Factor (UCF)	FES, Fossil & FENOC OSHA
Threshold	0.50	1,124	89.30	0.44
	0.55	1,119	89.35	0.43
	0.60	1,113	89.40	0.41
	0.65	1,108	89.45	0.40
	0.70	1,103	89.50	0.39
	0.75	1,098	89.55	0.38
	0.80	1,092	89.60	0.36
	0.85	1,087	89.65	0.35
	0.90	1,082	89.70	0.34
	0.95	1,076	89.75	0.32
Target	1.00	1,071	89.80	0.31
	1.05	1,066	89.85	0.29
	1.10	1,060	89.90	0.27
	1.15	1,055	89.95	0.26
	1.20	1,049	90.00	0.24
	1.25	1,044	90.05	0.22
	1.30	1,039	90.10	0.20
	1.35	1,033	90.15	0.18
	1.40	1,028	90.20	0.17
	1.45	1,022	90.25	0.15
Stretch	1.50	1,017	90.30	0.13

Total Points Earned			Meets Target
			Payout:
			Points	Payout
			4.50	200%
			4.05	200%
			2.70	150%
			2.25	100%
			1.80	50%
			0.00	0%